Exhibit 3.8

OPERATING AGREEMENT

OF

ENERGY RESOURCES, LLC

ARTICLE I - DEFINITIONS

(a) “Company” shall refer to this Limited Liability Company.

(b) “Majority Vote of Members” shall refer to the majority of all votes cast by Members at a meeting thereof at which a quorum exists and does not refer to a majority of the persons at such meeting.

(c) “Member(s)” shall refer to those persons listed in Article IV herein.

ARTICLE II - OFFICES

The office of the Company shall be located in the city and state specified in the Articles of Organization. The Company may also maintain offices at such other places within or without the United States as the majority of the Members may, from time to time, determine.

ARTICLE III - MANAGEMENT

The Company shall be managed by its Members. The Company may indemnify any Member against expenses (including attorney fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by such party in connection with any action, suit, claim or proceeding if a majority of the Members agree that it is in the best interest of the Company to do so and that the aggrieved Member acted in good faith, irrespective of the outcome of the non-Company ruling, judgement, decision or finding.

ARTICLE IV - MEMBERS

Section 1: Names, Addresses and Contributions:

(a) The following are the initial Members of the Company and their addresses and initial contributions:

Lynn Keene

P O Box 1320

Honaker, Virginia 24260

$20,000.00

Larry Stinson

P O Box 1678

Honaker, Virginia 24260

$10,000.00

Section 2: Contributions and Distributions

(a) Members may unanimously agree to make additional contributions at any time on a pro-rata basis upon the percentage each Members initial contribution as above set forth compared to the total initial contributions of all Members which additional contributions shall not affect the voting rights of any Member.

(b) Any Member may make additional contributions at any time without consent of the other Member(s) but such additional contribution shall not affect the voting rights of any Members unless it is unanimously agreed by all Members, in writing, that the voting rights will change and the new voting rights are specified in such writing.

(c) The Company shall make distributions of the accumulated profits and income at any time upon majority vote of the Members.

(d) The Company may make distributions of and from the initial contributions at any time upon majority vote of the Members.

Section 3: Duties and Powers

The Members shall elect an Operating Manager and a Secretary. The Operating Manager shall in general supervise and control all of the business and affairs of the Company. He may sign, with the Secretary, any deeds, mortgages, bonds, contracts, or other instruments which the members have authorized to be executed. The Secretary shall keep the minutes of meetings in one or more books provided for that purpose, see that all notices are duly given in accordance with the provisions of this Operating Agreement, be custodian of the Company records, keep a register of the address of each member and in general perform all duties incident to the office of secretary.

Section 4: Special Meetings

Special meetings of the Members may be called at any time by any Member.

Section 5: Place of Meetings

All meetings of Members shall be held at the principal office of the Company or at such other places as shall be designated in the notices or waivers of notice of such meetings, or at such place as unanimously agreed to by all Members.

Section 6: Notice of Meetings

Written notice of each meeting of Members stating the time when and place where it is to be held, shall be served either personally or by mail, not less than ten or more than thirty days before the meeting, upon each Member of record unless each Member signs a Waiver of Notice of such Meeting or adopts the minutes thereof unanimously. If mailed, such notice shall be directed to each such Member at his/her address, as it appears on the record of the Members of the Company, unless he/she shall have previously filed with the Secretary of the Company a written request that notices intended for his/her attention be mailed to some other address, in which case, it shall be mailed to the address designated in such request.

Section 7: Quorum

Except as otherwise provided herein, or by statute, or in the Articles of Organization (such Articles and any amendments thereof being hereinafter collectively referred to as the “Articles of Organization”), at all meetings of Members of the Company, the presence at the commencement of such meetings in person or by written proxy of a majority of the Members shall be necessary and sufficient to constitute a quorum for the transaction of any business. The withdrawal of any Member after the commencement of a meeting shall have no effect on the existence of a quorum, after a quorum has been established at such meeting.

Section 8: Voting

(a) Except as otherwise provided by statute or by the Articles of Organization, any action shall be authorized by a majority of votes cast at a meeting of Members.

(b) Except as otherwise provided by statute or by the Articles of Organization, at each meeting of Members each Member shall be entitled to the following votes:

Member	Votes
Lynn Keene	200
Larry Stinson	100

(c) Each Member entitled to vote or to express consent or dissent with or without a meeting, may do so by proxy; provided, however, that the instrument authorizing such proxy to act shall have been executed in writing by the Member himself/herself, or by his/her attorney-in-fact thereunto duly authorized in writing. No proxy shall be valid after the expiration of three months from the date of its execution, unless the persons executing it shall have specified therein the length of time it is to continue in force. Such instrument shall be filed with the records of the Company.

(d) Any resolution in writing, signed by all of the Members shall constitute action by such Members to the effect therein expressed, with the same force and effect as if the same had been duly passed by unanimous vote at a dully called meeting of Members and such resolution so signed shall be inserted in the Minute Book of the Company under its proper date.

Section 9: Death of a Member

In the event of the death of a Member, then the deceased Member’s legal distributee(s) of the deceased Member’s personal property shall be entitled to succeed to the economic share and interest of the deceased Member, but not the deceased Member’s right to vote on any Company matters until a representative affirms and accepts all the terms, conditions and provisions of this or any succeeding Operating Agreement. The Company shall as soon as practical but within thirty (30) days after the death of the Member, provide a document to the legal distributee(s) of the deceased Member and allow such document to the legal distributee(s) to select one representative who will, on behalf of all of the legal distributee(s), affirm and accept all the terms, conditions and provisions of this or any succeeding Operating Agreement, binding themselves through their appointed representative to the same.

Section 10: Withdrawal of a Member Without Consent

Any member may withdraw from the Company at any time without the consent of the remaining Members upon thirty (30) days prior written notice to the Company, but any Member who does so withdraw without the unanimous consent of the remaining Members hereby waives their statutory right to a return of their capital contributions, and further hereby grants, releases and quitclaims to the remaining Members, on a pro-rata basis, all of the withdrawing Member’s right, title, capital account and interest in and to the Company as of the date of such withdrawal, and the withdrawing Member shall have no further right, claim or interest in the assets of the Company, or its successor.

Section 11: Withdrawal of a Member With Consent

Any Member may withdraw from the Company at any time with the unanimous consent of the remaining Members to continue the Company without the withdrawing Member. Should the non-withdrawing Members so agree to continue, then it is agreed that the Company shall pay the withdrawing Members a sum to be set forth annually in the Company minute book upon such terms as also set forth in such Minutes for the share of the withdrawing Member. The withdrawing Member shall not have a vote on any Company matters or have any claim to share in any profits or losses of the Company after notifying the Company of his/her intent to withdraw, but shall only be entitled to the agreed sum.

Section 12: Transfer, Sale or Assignment of Interest

Should any Member of the Company transfer, sell or assign his/her interest in the Company, or voluntarily file or have filed against him/her an involuntary petition in Bankruptcy or assignment for the benefit of creditors, then such Member shall be deemed to have voluntarily withdrawn as a Member of the Company without the consent of the remaining Members, which such action shall be governed by the provisions of Section 10 of this Article.

ARTICLE V – FISCAL YEAR

The fiscal year of the Company shall be the calendar year unless otherwise fixed by the Members from time to time, subject to applicable law.

ARTICLE VI – AMENDMENTS

Section 1: Operating Agreements

The Operating Agreement shall be subject to modification, alteration or repeal by majority vote of the Members.

Section 2: Legislative Amendment

In the event that any portion of this Operating Agreement is subsequently rendered invalid by act of the General Assembly of Virginia, those portions hereof which are not affected by such legislation shall remain in full force and effect until and unless altered or repealed in accordance with the terms hereof.

ARTICLE VII – BANKING

(a) The Company shall bank at New Peoples Bank. Checks of the Company and orders for transfer or withdrawal of the funds of the Company on deposit in said Firm, in whatever form, shall be signed by either Harold Lynn Keene or Larry Stinson. The drawee of any such funds is authorized and directed to honor and pay any checks so drawn as herein set forth, whether or not such checks be payable to the order of one of the foregoing persons either in is individual or official capacity or deposited to his individual credit.

(b) The Members are authorized to borrow money on behalf of the Company upon majority vote of the Members, and each Member is required to sign, execute and deliver the notes of the Company in such amounts, for such times, at such rate of interest and upon such terms as a majority vote of the Members may decide, and the Members are empowered to pledge to the Firm the bills receivable, stocks, bonds, or other property to the Company as security for any monies so borrowed and to offer the bills receivable of the Company for rediscount.

ARTICLE VIII – REQUIRED RECORDS

The Company shall maintain the following records at its principal office: (i) a current list of the full name and last known business address of each member, in alphabetical order, listing each Member’s initial contribution to the Company and the form thereof; and, (ii) a copy of the Articles of Organization, Certificate of Organization, and all amendments thereto; and, (iii) copies of the Company’s federal, state and local income tax returns and reports, if any, for the three (3) most recent years; and, (iv) a copy of this Operating Agreement; and, (v) copies of any and all financial statements of the Company for the three (3) most recent years; and, (vi) a Certificate listing the name, business address and telephone number of the Members; and, (vii) a Certificate of the banking arrangements of the Company.

The undersigned certify the foregoing Operating Agreement has been adopted as the first Operating Agreement of the Company, in accordance with the requirements of the Virginia Limited Liability Company Act.

Dated: Adopted by Unanimous Consent on March 15, 2001.

/s/ Lynn Keene
Lynn Keene, MEMBER

/s/ Larry Stinson
Larry Stinson, MEMBER

AMENDMENT NO. 1

TO

OPERATING AGREEMENT

OF

ENERGY RESOURCES, LLC

This Amendment No. 1 (“Amendment No. 1”) to the Operating Agreement of Energy Resources, LLC, a Virginia limited liability company (the “Company”), is made and entered into, and shall be effective for all purposes, as of the 14th day of January, 2011, by Harold Keene Coal Co., Inc., as the sole member of the Company (the “Member”).

Recitals

A. The affairs of the Company are governed by an Operating Agreement dated March 15, 2001 (the “Operating Agreement”).

B. Pursuant to a Purchase and Sale Agreement dated December 23, 2010, the membership interests of the Company were transferred to Jewell Resources Corporation, which then transferred such interests to the Member in the form of a capital contribution (the “Transfer”), and the Member became the sole member of the LLC.

C. The Member desires to amend the Operating Agreement to reflect its status as the Member.

Agreements

For and in consideration of the premises, and for other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, the Member hereby agrees as follows:

1. Amendments. The LLC Agreement is hereby amended as follows:

a. Article IV, Section 1 shall be revised in its entirety and shall read as follows:

“The following are the Members of the Company:

Harold Keene Coal Co., Inc.

c/o SunCoke Technology and Development Corp.

Parkside Plaza

11400 Parkside Drive

Knoxville TN 37934”

b. Section 8(b) shall be deleted in its entirety.

c. Article VII(a) shall be revised in its entirety and shall read as follows:

“The Member shall be authorized to take any necessary actions in connection with the Company’s banking, including the establishment and termination of bank accounts, and the transfer, deposit, or withdrawal of funds.”

2. Miscellaneous.

2.1. Full Force and Effect. Except as expressly modified by this Amendment No. 1, the Operating Agreement shall remain unchanged and in full force and effect in accordance with its terms and provisions.

2.2. Governing Law. This Amendment No. 1 shall be governed by the laws of the State of Virginia.

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2

The undersigned has executed and delivered this Amendment No. 1 to be effective as of the date first above written.

MEMBER:

HAROLD KEENE COAL CO., INC.

By:	/s/ Michael J. Thomson

Name:	Michael J. Thomson
Title:	President